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                                  EXHIBIT 16.3
                                                           [GRANT THORNTON LOGO]

ACCOUNTANTS AND BUSINESS ADVISORS



August 8, 2003



Securities and Exchange Commission
Washington, D.C.  20549

Re:      File No. 001-12810


Dear Sir or Madam:

We have read Item 4 of the Form 8-K/A of Hi-Shear Technology Corporation dated January 2, 2003, and agree with the statements concerning our Firm contained therein. We have no basis to agree or disagree with the statements included in the first paragraph, statements related to the Raimondo Pettit Group contained in the second and fifth paragraphs, or the statements in the final sentences of the seventh, eighth, ninth, and tenth paragraphs of Item 4.

Very truly yours,


/s/ Grant Thornton LLP

GRANT THORNTON LLP







Suite 300
1000 Wilshire Blvd.
Los Angeles, CA 90017-2464
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